Exhibit 10.4

[Aramark Letterhead]

June     , 2011

[Name]

[Address]

Re:	Amendments to Non Qualified Stock Option Agreement

Dear                     :

This letter is regarding your outstanding options to purchase common stock of ARAMARK HOLDINGS CORPORATION (the “Company”) granted to you pursuant to that certain Non-Qualified Stock Option Agreement (the “Option Agreement”) pursuant to the ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan, as amended (the “Plan”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Option Agreement.

In recognition of the changed conditions since the EBIT target for Fiscal Year 2011 was established, the Board has elected to reduce the EBIT Target for Fiscal Year 2011 as set forth on Schedule 1 to your Option Agreement from $789.4 million to $748.5 million.

[Insert for grants made in or after 2009 only:][In addition, if in the future the Board or the Committee establishes an annual EBIT Target for a Fiscal Year set forth on Schedule 1 to your Option Agreement for any other grant of options to purchase common stock of the Company that might be made on or after [June [    ], 2011][Insert date of Board approval of this amendment] and such EBIT Target is less than the EBIT Target for such Fiscal Year set forth on Schedule 1 to your Option Agreement, the EBIT Target for such Fiscal Year shall be such lower EBIT Target and Schedule 1 shall be modified accordingly. The Board of Directors has also elected to amend your Option Agreement to provide that if the Board or the Committee sets a Cumulative EBIT Target for Fiscal Year 2012, or any subsequent Fiscal Year, for any other grant of options to purchase common stock of the Company that might be made on or after [June [    ], 2011][ Insert date of Board approval of this amendment], and that Cumulative EBIT Target is achieved, any portion of any tranche of the Performance Option that had not become vested in respect of Fiscal Year 2011 or later but prior to the Fiscal Year for which the Cumulative EBIT Target was achieved and prior to the Final Fiscal Year of the grant will become vested.]

Enclosed with this letter please find a Revised Schedule 1, which constitutes the amendment to your Option Agreement to reflect the amendments described above. Please replace the current Schedule 1 to your Option Agreement with the attached Revised Schedule 1.

If you have any questions, please contact [NAME] at [NUMBER/EMAIL].

Sincerely,

Lynn McKee
Executive Vice President, Human Resources
ARAMARK Corporation

Revised Schedule 1

[Insert 1 of 4 Schedule 1s from Board resolutions]